AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT
EFFECTIVE DATE OF JANUARY 1, 2003
Between

CALYPSO CANADA, DIVISION OF DOVER CANADA ("CALYPSO")
A corporation incorporated under the
Laws of Alberta
With offices at Suite 910, 909 11th Ave SW
Calgary, Alberta T2R 1 L7

and

Net Cash Services Inc. ("Net Cash")
A corporation incorporated under the
Laws of British Columbia
With offices at Suite #497, 1027 Davie Street
Vancouver, British Columbia V6E 4L2

RECITALS

WHEREAS CALYPSO offers access to the Interac SDM Service for ATM Devices, offers services relating to the management and processing of data generated by ATM Devices and offers services relating to ongoing monitoring of ATM devices.

AND WHEREAS CALYPSO has executed an agreement with a direct connector financial institution member of Interac to act as a connection service provider to Interac and to arrange for settlement of transactions through a financial institution member of the Canadian Payments Association for the purposes of allowing CALYPSO to offer ATM Access & Processing Services (as defined in this Agreement).

AND WHEREAS NET CASH directly operates a number of ATM Devices and represents others who own or have interests in ATM Devices and requires the services of CALYPSO in respect of such ATM Devices.

NOW THEREFORE in consideration of the mutual agreements and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, CALYPSO and NET CASH agree to the following:

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ARTICLE 1
INTERPRETATION

1.1      Definitions

In this Agreement (including the Schedules hereto), defined terms shall have the meanings attributed to them in Schedule "A":

1.2      Rules of Interpretation

In this Agreement:

(a)	whenever the singular or the plural form is used, the same shall include the plural or the singular as and when required by the context in which such form is used;

(b)	words denoting one gender include all genders unless contrary intention is to be inferred from or required by the subject matter or context;

(c)
references to "hereof', "herein", "hereto" and "hereunder" shall be deemed to refer to this Agreement (including all of the Schedules) and shall not be limited to the particular Article or Section in which such word or words appear, unless a contrary intention is to be inferred from or required by the context;

(d)	all references to Articles or Sections are to the Article or Sections of this Agreement;

(e)	unless otherwise stated herein or the context otherwise requires, all dollar amounts referred to herein refer to the currency of Canada;

(f)
the Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement; and

(g)
unless otherwise indicated herein, all references to any statute mean such statute as amended, re-enacted or replaced from time to time, and include all regulations promulgated thereunder and all references herein to any agreement mean such agreement as amended, modified, varied, restated, or replaced from time to time with the written agreement of the parties hereto.

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1.3      Schedules

There are appended to this Agreement the following Schedules pertaining to the following matters:

Schedule "A"	-	Definitions
Schedule "B"	-	Currently Certified ATM Devices for use on CALYPSO's Switch System
Schedule "C"	-	CALYPSO Fees & NET CASH Volume Commitment
Schedule "D"	-	Current Interchange Fees
Schedule "E"	-	Transaction Reports
Schedule "F"	-	Procedures for Handling Master Encryption Keys
Schedule "G"	-	Contracted ATM Security Report

Such Schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such Schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

ARTICLE 2
RETAINER OF CALYPSO

2.1      Retainer of Calypso

(a)
NET CASH hereby retains CALYPSO to provide such ATM Access & Processing Services and ATM Monitoring Services as may be selected by NET CASH and accepted by CALYPSO for particular Contracted ATMs in accordance with the terms of this Agreement.

ARTICLE 3
CONNECTING ATM DEVICES & ATM DEVICE SETTINGS

3.1     New ATM Device Connections and Amendment of Setting Parameters

(a)
When NET CASH wishes to cause another ATM Device to become subject to this Agreement, NET CASH shall provide an ATM activation request which includes the Contracted ATM Setting Parameters for that ATM Device and CALYPSO shall make its best efforts to review the request and respond to NET CASH as to whether CALYPSO is able to accept the proposal to add the ATM Device as a Contracted ATM under this Agreement within 3 Business Days.

(b)
If CALYPSO is unable to accept any of the proposed Contracted ATM Setting Parameters, CALYPSO shall communicate the reasons for CALYPSO's inability to accept the proposal and, if requested by NET CASH, shall suggest amendments to the proposal that would make it acceptable.

(c)
Once the ATM Device is installed at the proposed location (including power connections and telecommunication connection) CALYPSO shall make reasonable efforts to connect the ATM Device to the Switch System within 5 Business Days including the provision of a set of master encryption key Codes to NET CASH (in

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accordance with the procedures set out in Schedule "F") necessary to allow the ATM Device to communicate with the Switch System. Once connected to the Switch System the ATM Device shall be deemed to be a "Contracted ATM" for the purposes of this Agreement.

(d)
Subject to payment of any applicable Change Fees charged by CALYPSO, NET CASH may propose that the Contracted ATM Setting Parameters for a particular Contractual ATM be changed by providing written notice to CALYPSO of the proposed changes. CALYPSO shall make its best efforts to review the proposed changes and, if acceptable, implement the proposed changes within 3 Business Day. If CALYPSO is unable to accept any of the proposed changes, CALYPSO shall communicate the reasons for CALYPSO's inability to accept the proposal and, if requested by NET CASH, shall suggest amendments to the proposal that would make it acceptable.

3.2      Disconnection of ATM Devices

As an alternative to ending the term of this Agreement (and disconnecting all Contracted ATM's) pursuant to Article 8 thereof, CALYPSO shall have the option (in its sole discretion) to disconnect particular Contracted ATM(s) from the Switch System if doing so will have the effect of discontinuing NET CASH's breach of the terms of this Agreement. The exercise of this right by CALYPSO shall not diminish or effect NET CASH's obligations to CALYPSO arising as a result of any prior or continuing breach of this Agreement.

ARTICLE 4
CALYPSO COVENANTS AND REPRESENTATIONS

4.1      CALYPSO Covenants

(a)	CALYPSO shall provide the ATM Access & Processing Services for the Contracted ATMs during the Term.

(b)
CALYPSO shall provide the ATM Monitoring Services for the Contracted ATMs during the Term on a 24 hour per day, 7 days a week basis, for those Contracted ATMs (if any) which NET CASH elects (as part of the ATM Setting Parameters) to have such services supplied.

(c)
If an Agent or Customer of NET CASH requests some form of direct covenant or certification by CALYPSO, the Connection Service Provider, or the Settlement Agent that Vault Cash Reimbursements, Interchange Fees, International Interchange Fees or Surcharge Fees related to a particular Contracted ATM or group of Contracted ATMs (or a specified portion of such amounts) have been irrevocably directed to be paid to such Agent or Customer by NET CASH, CALYPSO shall make reasonable efforts to comply with such requests provided that it is acknowledged by NET CASH that CALYPSO, the Connection Service Provider and the Settlement Agent will not be able to covenant to:

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(i)
segregate funds received because all payments are received/settled for all ATM Devices from Card Issuers on a bulk basis and, given the quick turnaround of funds to NET CASH after calculation of entitlement, there is virtually no period for funds to be held in trust;

(ii)
open or maintain "accounts" for individual Agents or Customers of NET CASH since none of CALYPSO, the Connection Service Provider or the Settlement Agent have a direct contractual relationship with NET CASH's Agents or Customers.

(d)
CALYPSO shall notify NET CASH of any changes (and the proposed effective date of such changes) made to Interchange Fees or International Interchange Fees within 30 Business Days after CALYPSO receives official notice of such change.

(e)
CALYPSO shall either directly as a member in good standing in Interac, or through a contracted third party who is a member in good standing in Interac (currently Moneris), maintain access to Interac during the Term.

(f)
CALYPSO shall operate the Switch System on a continuous basis in accordance with Interac's established standard of 98.7% availability (based on time), and which requires the Switch System to be available 24 hours per day, 7 days a week and 365 (or 366) days per year, allowing for the following:

(i)	planned and scheduled outages to effect system changes, software changes, and maintenance, all in accordance with Interac Rules and International Network Rules.

provided it is agreed that CALYPSO's covenant with respect to Switch System performance does not extend to the telecommunication links between a Contracted ATM and the Switch System (even if CALYPSO is also a reseller/purchaser of the phone or cellular connection to NET CASH). The telecommunication links which CALYPSO cannot accept responsibility for include the modem connection (dial-up or cellular) from the Contracted ATM to the local telecommunication service provider and any trunk line data telecommunication system used to collect communication from the local telecommunication service providers and forward them to the Switch System (such as datapac or other similar service).

4.2      CALYPSO Representations

CALYPSO represents and warrants to NET CASH as follows:

(a)
CALYPSO is a corporation duly incorporated, organized and validly existing under the laws of Alberta, is authorized to carry on business in all jurisdictions in which it carries on business and has all necessary corporate power to carry on CALYPSO's business as such business is now being conducted;

(b)	CALYPSO is an "Indirect Connector" member of Interac and is currently in compliance with all Interac Rules applicable to Indirect Connectors;

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ARTICLE 5
NET CASH COVENANTS AND REPRESENTATIONS

5.1      NET CASH Covenants

(a)
NET CASH covenants that all of the Contracted ATMs (whether operated by NET CASH or by Customers) and that all equipment, software, practices and procedures associated with the Contracted ATMs shall be configured and operated in accordance with and that NET CASH and the Customers operating Contracted ATMs shall comply with Canada Standards Association specifications for automated bank machines and all rules and procedures required (or published as recommended practices) by Interac and the operators of any applicable International Network including, without limitation, those:

(i)	the physical size and characteristics of the Contracted ATM;

(ii)	dealing with encryption key handling and other security measures;

(iii)	mandating the use of the Trademarks at Contracted ATM locations and for printed materials generated by Contracted ATM locations;

(iv)	requiring notification of Surcharge Fees and cancellation of transaction options;

(v)	mandating provision of information regarding service statistics and other aspects of NET CASH's and the Customers' business, and provision of information necessary for compliance audits;

(vi)	mandating minimum hours of service for each Contracted ATM;

(vii)	mandating the wording of screen messages and the contents of transaction records; and

(viii)	regarding retention of Access Cards and handling of retained Access Cards.

(b)
If the Interac Rules or any applicable International Network Rules require that NET CASH or any of NET CASH's Customers become a member of some classification/category under such rules then NET CASH shall become a member in the necessary classification/category and shall cause Customers to become members in the necessary classification/category. NET CASH shall provide CALYPSO with such evidence as CALYPSO may request confirming that the necessary membership(s) have been obtained and continue in good standing.

(c)
NET CASH covenants that all of the Contracted ATMs (whether operated by NET CASH or by Customers) and that all equipment, associated with the Contracted ATMs shall be maintained in a proper and prudent manner in accordance with good banking industry practices and in material compliance with all Applicable Laws and directions of Interac.

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(d)
NET CASH covenants that all of the bank account information provided by NET CASH as part of the Contracted ATM Setting Parameters for the direction of payments (i.e. specified portions of Vault Cash Reimbursements, Interchange Fees, International Interchange Fees and Surcharge Fees) to NET CASH, Customers or Agents shall be maintained in good standing for receipt of electronic transfers of funds from the Connection Service Provider (through the Settlement Agent).

(e)
NET CASH covenants to deliver to CALYPSO (including by electronic transfer) all journal records providing information on Authorized Transactions and Declined Transactions associated with Contracted ATMs as may be required by CALYPSO, the Connection Service Provider or the Settlement Agent in connection with the ATM Access & Processing Services and the ATM Monitoring Services.

(f)
NET CASH covenants to pay all CALYPSO Fees in respect of all Contracted ATMs (to the extent not deducted by CALYPSO from amounts otherwise payable to NET CASH hereunder) immediately upon invoicing. NET CASH acknowledges that NET CASH is directly liable to CALYPSO for the payment of all such fees notwithstanding that Customers may be the owners or direct operators of some Contracted ATMs. NET CASH further acknowledges that NET CASH is directly liable to CALYPSO for the payment of all such fees notwithstanding that Interchange Fees and International Interchange Fees are chargeable to Cardholders (and should be paid by Card Issuers through the Interac Network and International Networks) and, would in the normal course of operations represent a flow of funds from which CALYPSO could collect the CALYPSO Fees. If the directions to pay set up as part of the Contracted ATM Setting Parameters fail to result in such fees being directed or paid to (or withheld directly by) CALYPSO, then NET CASH will still be required to pay all agreed CALYPSO Fees.

(g)	NET CASH covenants to pay interest on all amounts past due to CALYPSO pursuant to this Agreement from and after the due date of such amounts at the Prime Rate plus 4%.

(h)
NET CASH acknowledges and agrees that CALYPSO shall have no responsibility or liability for maintaining, servicing or upgrading Contracted ATMs or related equipment and software except for electronic distribution of updated operating parameters and software resulting from changes made to the Switch System.

(j)
NET CASH shall assure that the software used in connection with each Contracted ATM is kept up to date using the most current versions of software that have been approved by CALYPSO for use on the Switch System.

(j)
NET CASH acknowledges and agrees that CALYPSO shall have no responsibility or liability for any of the costs associated with the installation, renting, operating, or maintenance of Contracted ATMs and that CALYPSO shall have no responsibility or liability for communication charges for the dial-up or CDPD communication services used to connect Contracted ATMs to the Switch

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System, such matters (as between CALYPSO and NET CASH) being the sole responsibility of NET CASH.

(k)
NET CASH acknowledges and agrees that CALYPSO shall have no responsibility or liability for financing the acquisition, lease or rental of any of the Contracted ATMs, such financing or other acquisition arrangements to be arranged directly by NET CASH or the Customers.

(l)
NET CASH acknowledges and agrees that CALYPSO shall have no responsibility or liability for the costs and expense related to the replenishment of cash dispersed by Contracted ATMs (other than to direct payment of Vault Cash Reimbursements after receipt by the Connection Service Provider in accordance with the Contracted ATM Setting Parameters).

(m)
NET CASH covenants to notify CALYPSO of any physical damage or changes made to a Contracted ATM so that CALYPSO can determine the effect of such damage or change and, if requested by CALYPSO, cause additional testing or certification procedures to be carried out on the Contracted ATM, all at the sole cost and expense of NET CASH. NET CASH acknowledges and agrees that CALYPSO may disconnect such Contracted ATM from the Switch System until the tests/certification are completed to CALYPSO's satisfaction.

(n)
NET CASH covenants to provide CALYPSO with not less than 2 clear Business Days of notice of any proposed changes to the previously approved Contracted ATM Setting Parameters for any Contracted ATM. NET CASH acknowledges and agrees that CALYPSO shall not be obligated to agree to any such changes.

(o)	NET CASH covenants to provide CALYPSO with at least 2 clear Business Days of notice of any plan to disconnect a Contracted ATM from the Switch System.

(p)	NET CASH covenants to advise CALYPSO within 1 clear Business Days of a Contracted ATM that has been disconnected from the Switch System by independent decision of NET CASH's customer.

(q)
NET CASH agrees to and agrees to cause Customers to provide CALYPSO with assistance (including without limitation, providing such information as is requested by CALYPSO and participating in any meetings or conference call conversations) in connection with resolving/settling any disputes regarding Authorized Transactions, Declined Transactions and other operational matters related to any Contracted ATM and agrees that the decision of the Connection Service Provider (as the direct member and connection to Interac) as to the appropriate resolution/settlement (including any adjustments to previously made payments to or by CALYPSO) shall be binding on NET CASH and that if such resolution/settlement requires that a payment be made to a Person in respect of a Contracted ATM then NET CASH shall immediately make such payment or shall reimburse CALYPSO if the payment has already been made by CALYPSO or the Connection Service Provider. The obligation to pay any such amounts shall continue after the ending of the Term until all disputes related thereto are settled and are unappealable. NET CASH's right to collect such payment from a Customer shall be a matter between NET CASH and the Customer and shall not

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affect NET CASH's obligation to make immediate payment to CALYPSO hereunder.

(r)
NET CASH acknowledges and agrees that as between CALYPSO and NET CASH, NET CASH shall be responsible for all covenants set out herein related to Contracted ATMs and the operation thereof and the equipment, software, practices and procedures related thereto notwithstanding that NET CASH may have a corresponding right to claim payment from a Customer or Agent.

(s)
NET CASH covenants that NET CASH and the Customers and the Agents will comply with all Interac Rules and International Network Rules. NET CASH agrees that neither NET CASH nor any of the Customers or Agents will act or fail to act in such a manner that would render CALYPSO to be in non-compliance with Interac Rules and International Network Rules governing "Acquirers" and that the failure of NET CASH to remedy within a reasonable period any matter brought to NET CASH's attention that is in non-compliance with Interac Rules or International Network Rules, shall entitle CALYPSO to disconnect the Contracted ATMs from the Switch System that are the source of the non-compliance. NET CASH agrees that NET CASH will assume full responsibility for, and will indemnify and save harmless CALYPSO, from any loss or actions brought against CALYPSO as a consequence of any Contracted ATM that fails to meet or is not in accordance with Interac Rules or International Network Rules.

(t)	NET CASH covenants that NET CASH will report to CALYPSO any complaints, enquiries or questions brought to NET CASH's attention by Cardholders who have used Contracted ATMs.

(u)
NET CASH covenants that NET CASH will report to CALYPSO any security incident relating to a Contracted ATM in the format set out in Schedule "G" including any incidents of theft, or attempted theft, or any breach, or damage or any other physical signs that would indicate persons attempting unlawful access to a Contracted ATM.

(v)
NET CASH covenants that NET CASH will report to CALYPSO any information or knowledge of foreign electronic devices attached to a Contracted ATM that are not certified to be Interac compliant, or could be suspected of having functionality that could compromise the security of either a Contracted ATM, the Network, any International Network or the Switch System.

(w)
NET CASH covenants that NET CASH will comply with the procedures outlined in Schedule "F" and with Interac Rules and International Network Rules regarding the management, control and distribution and input of master encryption keys and will report to CALYPSO any errors associated with the management, control and distribution of Contracted ATM master encryption keys and any known or suspected compromise of master encryption keys used by a Contracted ATM.

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5.2      Representations of NET CASH

NET CASH represents and warrants to CALYPSO as follows:

(a)
NET CASH has made itself familiar with (i) all Interac Rules and International Network Rules which are made publicly available by Interac or the relevant International Network and (ii) the summaries of other non-public Interac Rules and the International Network Rules of each International Network as made available by CALYPSO, and has procedures in place to keep track of any amendments to such publicly available Interac Rules and International Network Rules and to any such summaries of non-public Interac Rules and International Network Rules (when notified by CALYPSO) and to update NET CASH's equipment, software, practices and procedures to comply with such amendments.

(b)
NET CASH has made each Customer and Agent familiar with (i) all Interac Rules and International Network Rules which are made publicly available by Interac or the relevant International Network and (ii) the summaries of other non-public Interac Rules and the International Network Rules of each International Network as made available by CALYPSO that may be relevant to the business carried on by the Customer or Agent, and has procedures in place to keep track of any amendments to such publicly available Interac Rules and International Network Rules and to any such summaries of any non-public Interac Rules and International Network Rules (when notified by CALYPSO) and to notify the Customer or Agent of necessary changes to the Customer's or Agent's equipment, software, practices and procedures to comply with such amendments.

(c)
NET CASH is a corporation duly incorporated, organized and validly existing under the laws of the jurisdiction of incorporation of NET CASH, is authorized to carry on business in all jurisdictions in which Contracted ATM's are located and has all necessary corporate power to own NET CASH's properties and to carry on NET CASH's business as such business is now being conducted.

(d)
The execution, delivery and performance of this Agreement by NET CASH has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, by-law or other governing document to which NET CASH is bound.

(e)
The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which NET CASH is party or by which NET CASH is bound, nor under any judgment, decree or order or any Applicable Laws applicable to NET CASH.

(f)	NET CASH is not a non-resident within the meaning of the Income Tax Act (Canada).

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5.3      NET CASH's Volume Commitments

(a)
NET CASH agrees that the minimum number of Authorized Transactions that NET CASH shall use CALYPSO to provide ATM Access & Processing Services under this Agreement shall be the number of Authorized Transactions per calendar month indicated in Schedule "C" under the heading "SCD Transaction Processing Fee and Volume Commitment" (the "Monthly Volume Commitment").

(b)
Subject to paragraph (c), if NET CASH fails to utilize CALYPSO for the minimum number of Authorized Transactions in any calendar month then NET CASH shall be obligated to pay to CALYPSO on the first day of the following month an amount equal to the difference between the Monthly Volume Commitment and the actual number of Authorized Transactions multiplied by the applicable fee charged by CALYPSO under this Agreement for Interac Network SCD Transactions.

ARTICLE 6
CONFIDENTIALITY PROVISIONS

6.1      Protection of CALYPSO and Connection Service Provider Information

All Confidential Material and information respecting CALYPSO, the Connection Service Provider and the Switch System shall be retained in confidence by NET CASH and used only for the purposes of operating the Contracted ATM during the Term. However, the restrictions on disclosure and use of information in this Agreement shall not apply to Confidential Material or information to the extent it:

(a)	is or becomes publicly available through no act or omission of NET CASH, or NET CASH's directors, officers, employees, consultants, advisors, Customers or Agents;

(b)
is subsequently obtained lawfully from a third party, which, after reasonable inquiry, NET CASH does not know to be bound to CALYPSO or Connection Service Provider to restrict the use or disclosure of such information;

(c)	is already in NET CASH's possession at the time of disclosure, without restriction on disclosure; or

(d)
is required to be disclosed pursuant to any Applicable Laws or as a result of the direction of any court or regulatory authority having jurisdiction provided that reasonable advance notice of disclosure is provided to CALYPSO prior to NET CASH complying with the disclosure requirements.

If NET CASH employs consultants, advisors or agents to assist in NET CASH's business, NET CASH shall be responsible to CALYPSO for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of Confidential Material and information as set forth in this Article.

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The obligations of NET CASH pursuant to this Article are in addition to and not in substitution for the obligations of NET CASH under: (a) any confidentiality agreement made between CALYPSO and NET CASH with respect to information pertaining to CALYPSO, the Connection Service Provider, the Switch System or the ATM Access & Processing Services; or (b) otherwise implied by Applicable Laws.

ARTICLE 7
INSPECTIONS & AUDITS

7.1      Inspections & Audits

CALYPSO shall have the right, at any time upon written demand made by CALYPSO to NET CASH , to inspect, during normal business hours, those Contracted ATMs, or computer facilities and operations of NET CASH which are involved in or connected to any part of the Switch System. Qualified third party consultants, as determined by CALYPSO at CALYPSO's sole discretion, will be employed by CALYPSO for the purpose of any such inspection. NET CASH shall have the right, as a condition of such inspection, to require any such consultants to execute such form of confidentiality agreement as NET CASH may reasonably require. The cost of any such inspection shall be the sole responsibility of CALYPSO and any such consultant so employed will be required to create reports, which are accessible only to CALYPSO, the Connection Service Provider, the Settlement Agent and, if permitted by CALYPSO, NET CASH.

NET CASH shall be entitled to receive a copy of any report, which is generated by the consultants engaged for the purpose of conducting such audit, if permitted by CALYPSO.

ARTICLE 8
TERM OF AGREEMENT

8.1      Initial Term

Unless terminated earlier pursuant to the provisions of this Agreement, the initial term of this Agreement will be for the period commencing on the Effective Date and ending five years thereafter (the "Initial Term").

8.2      Renewal of Agreement

Both NET CASH and CALYPSO agree to renegotiate Renewal of this Agreement not more than 6 months, and not less than 4 months, prior to the end of the Initial Term.

8.3      Termination Notice at End of Current Term

Either Party may notify the other Party that the term of this Agreement will not be extended at the end of the then current Initial Term but will terminate at the end of such period, by delivering an unconditional written notice to the other Party not more than 60 days and not less than 30 days before the end of such period stating that the Party is irrevocably electing to not renew the term of this Agreement.

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8.4      Early Termination of Term

Notwithstanding that the Initial Term or Renewal Period has not elapsed, the term of this Agreement shall terminate as of the dates indicated below upon the occurrence of any of the following events:

(a)
in the event that one Party commits a breach of this Agreement which has not been corrected to the satisfaction of the other Party (acting reasonably) within thirty (30) days after written notice of such breach has been given to the Party who has committed the breach by the other Party, termination shall occur at the expiry of such 30-day period;

(b)
if bankruptcy, insolvency, liquidation, winding-up or dissolution proceedings or their equivalent are commenced by or against one Party, or a receiver, liquidator, inspector, administrator or similar person is appointed to protect the assets of one Party, for the benefit of its creditors or depositors (the "Insolvent Party"), immediately upon written notice being delivered to the Insolvent Party by the other Party; and

(c)	any material breach of this Agreement by CALYPSO, where NET CASH has notified CALYPSO of such breach through delivery of formal written notice, and such breach has not been remedied within 30 days of such notification.

Notwithstanding that the term of this Agreement expires or ends pursuant to this Section, CALYPSO and NET CASH shall continue to be liable for all duties, obligations, and responsibilities respectively incurred by each of them pursuant to this Agreement.

8.5      Obligation of NET CASH at End of Term

Upon the ending of the Term, NET CASH shall:

(a)	disconnect all Contracted ATMs from the Switch System and destroy or return all master encryption key materials and information in accordance with this Agreement;

(b)	immediately cease to display the Trademarks;

(c)	return all materials bearing the Trademarks and all Confidential Material relating to CALYPSO; and

(d)	return all copies of supplied software (if any).

8.6      Withholding of Funds Upon Termination

(a)
Upon the ending of the Term, whether as a result of the expiry of the Initial Term or a Renewal Term pursuant to Section 8.3 or as a result of an event described in Section 8.4, CALYPSO shall be entitled to an amount equal to $5,000 (the "Holdback"). The Holdback may either be paid by NET CASH to CALYPSO by form of a certified cheque 10 clear Business Days prior to the ending of the Term, or alternatively, CALYPSO may withhold these funds from settlement to NET CASH. The HOLDBACK will be retained by CALYPSO for 90 days after the

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ending of the Term and the Holdback may be utilized by CALYPSO during such period to satisfy any obligations of NET CASH arising under this Agreement, including any obligation to pay adjustments arising out of cardholder disputes.

(b)
If CALYPSO does not hold back a Holdback or if the Holdback is not sufficient to satisfy all of NET CASH's obligations (or the Holdback is released in whole or part before NET CASH's obligations are determined) then NET CASH shall continue to be liable to pay all of its obligations hereunder (i.e. CALYPSO's rights of recourse are not limited to the Holdback).

(c)
On an annual basis either party may request to review and renegotiate the $5,000 HOLDBACK amount to ensure it is appropriate and reasonable. At any such review each party shall negotiate in good faith.

ARTICLE 9
INVOICING & TAXES

9.1      Invoicing and NET CASH Payment Obligations

For those agreed to CALYPSO Fees which are payable and measured in respect of particular Authorized Transactions, the amount of such fees shall be calculated by CALYPSO as part of the daily transaction reporting. The electronic reports issued by CALYPSO/Connection Service Provider shall constitute the invoice for such fees and are payable immediately upon the occurrence of each Authorized Transaction.

For those agreed to CALYPSO Fees which are payable and measured in respect of services not measured by reference to particular Authorized Transactions (i.e. monthly fees, set up fees, connection fees monitoring fees, special services fees etc.), the amount of such fees shall be calculated by CALYPSO on a monthly basis and an invoice/report setting out the amounts of such fees shall be delivered to NET CASH either electronically or in paper form. All such fees are payable immediately upon the issuance of the invoice by CALYPSO/Connection Service Provider.

CALYPSO shall have the right to deduct any amounts owing for CALYPSO Fees or otherwise payable by NET CASH hereunder from amounts otherwise owing to NET CASH hereunder. For greater certainty, CALYPSO may deduct CALYPSO Fees and other amounts payable pursuant to monthly and other periodically issued invoices (including any for transaction adjustments) from any daily cash settlement amounts otherwise payable to NET CASH pursuant to this Agreement.

NET CASH hereby irrevocably authorizes CALYPSO to deduct from amounts otherwise payable to NET CASH such amounts as are necessary to satisfy NET CASH's obligations to CALYPSO hereunder, and grants CALYPSO an irrevocable power of attorney (coupled with an interest) to direct the Connection Service Provider and Settlement Agent to make such payments directly to the bank account of CALYPSO.

Notwithstanding the foregoing, if CALYPSO does not cause payment to occur by way of direct set off (or direction of payments to CALYPSO's account) as contemplated by this Section, then NET CASH shall continue to be obligated to pay the invoiced amounts to CALYPSO upon receipt of the relevant invoice.

9.2      Transactional Structure and Background

NET CASH and CALYPSO agree that the structure of an Authorized Transaction includes the following steps for accounting purposes (and tax purposes, if taxes apply to particular steps in the transactions);

Net+Cash+V1.0	Page 14 of 41

(a)
by inserting an Access Card and entering the necessary passwords and instructions, the Cardholder is agreeing with the owner of the Contracted ATM to cause the Card Issuer (though the authorization process) to pay the owner an amount equal to the cash dispersed, plus the Surcharge Fee designated for that Contracted ATM (the "Transaction Reimbursement Amount") which amounts the owner of the Contracted ATM directs (by connecting the Contracted ATM to the Switch System and which operates under Interac Rules and International Network Rules) be paid by the Card Issuer to the Connection Service Provider (the "Cash Transaction");

(b)
by being a member of Interac or other applicable International Network and communicating the necessary information to cause a requested transaction to become an Authorized Transaction, the Card Issuer is agreeing with the Interac Member who is the "acquirer" (i.e. CALYPSO) to pay an amount equal to the Interchange Fee or International Interchange Fee (as applicable), (the "Acquirer Interac Fees") as compensation for allowing the Card Issuer's Cardholder to access the Card Issuer's network through the Contracted ATM, which amounts the Card Issuer pays to the Connection Service Provider (the "Interchange Fee Transaction"). These Acquirer Interac Fees are passed on by CALYPSO to NET CASH (subject to CALYPSO's right to charge and set off fees owed to CALYPSO).

(c)
the Owner of the Contracted ATM is responsible for the costs of connecting the Contracted ATM to a collection point for routing into the System Switch as designated by CALYPSO, which costs will either be through the leasing of a telephone dial-up modem line or of a CDPD modem.

(d)
CALYPSO is responsible for the costs of routing transaction information from the collection points to CALYPSO's Connection Service Provider and, as required, to CALYPSO's System Switch by retaining the services of an appropriate telecommunications service provider (such as datapac or other similar service). The costs of these telecommunication services are paid by CALYPSO/Connection Service Provider and are not directly passed on to NET CASH.

(e)
the Card Issuer, as a member of Interac, is contractually obligated to pay to the Connection Service Provider (also a member of Interac) the Transaction Reimbursement Amount and the Interchange Fee or International Interchange Fee, as applicable for each Authorized Transaction through a settlement process regulated by Interac (the "Interac Member Settlement").

(f)
a switch fee is payable by the Card Issuer to Interac for each transaction (the "Card Issuer Switch Fee"). The Parties to this Agreement have no involvement in the Card Issuer Switch Fee collection or payment.

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(g)
a switch fee is payable by CALYPSO/Connection Service Provider to Interac for each transaction (the "Acquirer Switch Fee"). The Acquirer Switch Fee is paid by CALYPSO/Connection Service Provider and is not directly passed on to NET CASH.

(h)
as between the Card Issuer and the Cardholder, a fee may be charged (or not) for the Card Issuer's participation in the transaction which may be equal to, less then or greater than the total of the Interchange Fees, International Interchange Fees, and Interac Fee paid by the Card Issuer in connection with the transaction (the "Bank Service Fee"). The Parties to this Agreement have no involvement with the Bank Service Fee collection or payment.

(i)
pursuant to an agreement between Connection Service Provider and CALYPSO, Connection Service Provider has agreed, for consideration, to provide access to the Network and applicable International Networks to direct payment of the Transaction Reimbursement Amount and Acquirer Interac Fees pursuant to CALYPSO's instructions (through the Settlement Agent), which CALYPSO is required to handle in accordance with Interac Rules and International Network Rules (the "Primary Interac Access Transaction"). This service is currently contracted out by CALYPSO in order to fulfil CALYPSO's obligations hereunder. NET CASH has no direct contractual relationship with the Connection Service Provider or the Settlement Agent.

(j)
NET CASH has agreed to pay the CALYPSO Fees in exchange for the services provided by CALYPSO hereunder (the "Processing and Monitoring Fees") which services include causing portions of the Transaction Reimbursement Amounts collected from each Cash Transaction and the Acquirer Interac Fees collected from each Interchange Fee Transaction to be distributed electronically in accordance with NET CASH's instructions (part of the Contracted ATM Setting Parameters) (the "Direction of Funds Transaction"). NET CASH acknowledges that CALYPSO has reserved the right to divert Transaction Reimbursement Amounts and Acquirer Interac Fees to CALYPSO's benefit in order to pay the CALYPSO Fees and other obligations owed to CALYPSO in certain circumstances.

(k)
NET CASH may use some of the funds directed to NET CASH by CALYPSO to make payments to Agents or Customers pursuant to agreements between NET CASH and the Agents and Customers (the "Distribution Transactions"). These contractual relationship are entered into by NET CASH directly with the Agents and Customers and CALYPSO has no (and disavows having) any contractual relationship with any of the Agents or Customers.

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9.3      Payment and Collection of Taxes

(a)
NET CASH covenants to pay all Taxes payable by NET CASH in connection with the operation of the Contracted ATMs including, if applicable, taxes payable on Interchange Fees, International Interchange Fees and Surcharge Fees paid by Card Issuers (i.e. on behalf of Cardholders) to the Connection Service Provider and paid by Connection Service Provider to CALYPSO, NET CASH, Agents or Customers pursuant to directions to pay from NET CASH.

(b)
GST is currently required to and shall be charged by CALYPSO to NET CASH on the CALYPSO Fees charged by CALYPSO to NET CASH hereunder. The Goods and Services Tax registration number of CALYPSO is 87279177RT0001.

(c)	NET CASH acknowledges that with respect to Interchange Fees and International Interchange Fees:

(i)
Interchange Fees and International Interchange Fees are payable by the Cardholders to the owner/operator of the Contracted ATM in exchange for the banking access service provided in connection with the Authorized Transaction and that the supplier of this service to the Cardholder for GST purposes is the Contracted ATM owner;

(ii)
it is NET CASH's responsibility (in conjunction with the Customers) to determine whether GST should be charged in respect of the Interchange Fees and International Interchange Fees and to have the necessary Contracted ATM Setting Parameters established to provide a GST number and identify the GST amount on receipts issued by Contracted ATM's;

(iii)
Interac members who are the "acquirers" of transactions for the purposes of Interac Rules and International Network Rules (such as the Connection Service Provider) are not charging or receiving any GST from the Card Issuer in respect of the Interchange Fees and International Interchange Fees and Interac Rules and International Network Rules do not make provision for addition of such an amount either on the basis that: (A) the parties involved are simply directing transfers of cash and are not charging for or providing a "service" in connection with such fees; or (B) the relevant transactions are GST exempt as financial transactions;

(iv)
the withdrawal of funds from a Cardholders bank account or the extension of credit by a Card Issuer to the Cardholder to pay Interchange Fees and International Interchange Fees in connection with a Cash Transaction, is not currently understood to involve a "supply" of goods and services to which GST could apply;

(v)
the subsequent redirection by the Connection Service Provider of Interchange Fees or International Interchange Fees to NET CASH (or to persons directed by NET CASH pursuant to the Contracted ATM Setting Parameters) is also not currently understood to involve a "supply" of goods or services to which GST could apply;

(d)
NET CASH acknowledges that with respect to the Surcharge Fees, the treatment of such fees is equivalent to the treatment described in Section 9.3(c) above but that the legal basis for NET CASH concluding that the service connected with the Surcharge Fee is exempt from GST as a financial transaction is less supportable since the

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Surcharge Fee is largely a convenience fee set by NET CASH for the use and location of the machines and such Surcharge Fees are not a necessary part of and are not set as part of the Interac Rules, International Network Rules or banking system rules;

(e)
NET CASH acknowledges that since neither CALYPSO or NET CASH are party to the Bank Service Fee transaction or Card Issuer Switch Fee transaction, any issues related to GST on these transaction are of no concern to CALYPSO or NET CASH, although it is generally understood that financial institutions do not charge GST on these transactions on the basis that they are exempt financial services transaction;

(f)
NET CASH agrees that if the laws regarding Taxes change or if Canada Customs and Revenue Agency takes the position that GST (and provincial sales tax) is collectible in respect of any of the Cash Transactions or the Distribution Transactions then, NET CASH shall revise the Contracted ATM Setting Parameters to add GST to the fees otherwise collectible.

(g)
NET CASH acknowledges that NET CASH will make NET CASH's own decisions with respect to NET CASH's obligations to collect and pay GST with respect to the transactions referred to in Section 9.2 (other than payment of GST on CALYPSO Fees which is required by CALYPSO) which decision will be embodied, in part, in the Contracted ATM Setting Parameters. NET CASH agrees to indemnify CALYPSO from tax amounts determined to be payable by CALYPSO in respect of Cash Transactions or the Distribution Transactions for unpaid GST if NET CASH or Customers determines not to collect or pay Taxes in respect of such transactions and a tax authority subsequently determines that Taxes should have been collected or paid and determines pursuant to Applicable Laws that CALYPSO is somehow responsible to pay such Taxes.

(h)
NET CASH acknowledges that whether Taxes (including GST) are chargeable by NET CASH to Cardholders or Customers is a matter for which NET CASH will obtain independent tax advice and that CALYPSO and Connection Service Provider have not provided any definitive advice concerning such tax matters and shall have no responsibility or liability to NET CASH if NET CASH makes any decision regarding whether NET CASH will charge GST or not. If NET CASH determines that NET CASH should charge GST, then such tax shall be built into the fees chargeable at the relevant Contracted ATMs as part of the Contracted ATM Setting Parameters.

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ARTICLE 10
LIABILITY AND INDEMNITY

10.1      NET CASH Indemnities

Subject to the limitation set out in Section 10.4, in addition to and without limiting any other protection of CALYPSO hereunder or otherwise under Applicable Laws, NET CASH shall indemnify and save harmless CALYPSO and each of CALYPSO's directors, officers and employees from and against all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all reasonable legal and advisor fees and disbursements of whatever kind or nature (referred to herein as a "Loss") which may at any time be suffered by, imposed on, incurred by or asserted against CALYPSO or CALYPSO's directors, officers or employees, whether groundless or otherwise, howsoever arising, from the performance or non-performance of the obligations performed or required to be performed hereunder by NET CASH, any breach by NET CASH of NET CASH's agreements, representations and warranties contained herein, provided, however, that such liability to and indemnification of CALYPSO shall not extend to include any part of the Loss, if any, directly arising from or directly caused by the negligence of CALYPSO, CALYPSO's directors, officers, employees or agents or by any breach of this Agreement by CALYPSO.

10.2      CALYPSO Indemnities

Subject to the limitations and exclusions set out in Sections 10.3 and 10.4, CALYPSO shall indemnify and save harmless NET CASH and each of NET CASH's directors, officers and employees from and against all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all reasonable legal and advisor fees and disbursements of whatever kind or nature, (referred to herein as a "Loss") which may at any time be suffered by, imposed on, incurred by or asserted against NET CASH or NET CASH's directors, officers or employees, whether groundless or otherwise, howsoever arising, from the performance or non-performance of the obligations performed or required to be performed hereunder by CALYPSO, any breach by CALYPSO of CALYPSO's agreements, representations and warranties contained herein, provided, however, that such liability to and indemnification of NET CASH shall not extend to include any part of the Loss, if any, directly arising from or directly caused by the negligence of NET CASH , NET CASH's directors, officers, employees, Agents or Customers or by any breach of this Agreement by NET CASH.

10.3      Limitation on CALYPSO et. al. Liability

In no event, whether as a result of breach of contract, warranty or representation or alleged negligence or liability without fault or any other liability, shall CALYPSO be liable for incidental, consequential, indirect, special, or punitive damages and for greater certainty shall not be liable for claims for loss of goodwill, loss of profits or revenue, failure to realize expected savings, loss of use or access to any Contracted ATM, cost of capital, cost of substituted assets, cost of substituted services, down time costs, or labour costs ("Uncovered Losses"). NET CASH acknowledges and agrees that in respect of such Uncovered Losses, NET CASH shall have no right to claim against CALYPSO, Connection Service Provider or Settlement Agent and that NET CASH's sole remedy shall be the right to not pay the CALYPSO Fees for the period of time in question and to end the Term (if such right exists in the circumstances) and seek an alternative supplier for ATM Access & Processing Services and ATM Monitoring Services as soon as NET CASH can arrange an alternative source of supply.

The limitation of liability set forth in this Section shall prevail over any conflicting or inconsistent provisions contained in this Agreement except to the extent such conflicting or inconsistent provisions further restrict CALYPSO's liability.

10.4      Force Majeure

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Neither CALYPSO nor NET CASH shall be in default of this Agreement by reason of any failure in performance of this Agreement in accordance with its terms, if such failure arises or results from strikes, lockouts, riots, acts of war, epidemic, fire, earthquakes, floods, or any other acts of God, but in every case the failure to perform must be beyond the control and without fault or negligence the Party seeking to utilize this Section.

ARTICLE 11
SECURITY & SET OFF

11.1      Set Off Rights

Without limiting any other right of CALYPSO, whenever an obligation of NET CASH is due and payable or CALYPSO has the right to declare an obligation of NET CASH to be immediately due and payable (whether or not CALYPSO has so declared), CALYPSO may, in CALYPSO's sole discretion, set off against the obligation any and all amounts then owed to NET CASH by CALYPSO in any capacity, whether or not due, and CALYPSO shall be deemed to have exercised such right to set off immediately at the time of making CALYPSO's decision to do so even though any charge therefore is made or entered on CALYPSO's records subsequent thereto.

11.2      Security Interest

To secure the due and punctual payment of all obligations of NET CASH to CALYPSO hereunder including, without limitation, interest on amounts in default, and all other monies from time to time owing by NET CASH to CALYPSO and the due performance of the obligations of NET CASH herein contained, NET CASH hereby assigns, conveys, transfers, sets over, grants a continuing security interest in, and mortgages, pledges and charges as and by way of a first fixed and specific mortgage and charge, to and in favour of CALYPSO and CALYPSO's successors and assigns, all of CALYPSO's present and after-acquired right, title, estate and interest in and to all present and after-acquired Accounts (where "Accounts" means a monetary obligation owing or payable to or to the credit of NET CASH whether or not the monetary obligation has been earned by performance), payable in connection with Authorized Transactions and all proceeds therefrom.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1      Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

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12.2      No Assignment

This Agreement cannot be assigned in whole or in part by either Party without the express written approval of the other Party, such approval not to be unreasonably withheld.

12.3      No Exclusivity

(a)
This Agreement and the rights granted hereunder by NET CASH to CALYPSO are non-exclusive and nothing in this Agreement shall prevent NET CASH from engaging or retaining any other Person to provide any of the services, which are identical or similar to any of the services provided by CALYPSO hereunder for ATM Devices that are not Contracted ATMs hereunder.

(b)
This Agreement and the rights granted hereunder by CALYPSO to NET CASH are non-exclusive and nothing in this Agreement shall prevent CALYPSO from engaging or offering to other persons services or arrangements, which are similar to those, set forth herein or from owning or operating ATM Devices for its own account or for customers of CALYPSO.

12.4      Relationship of Parties

Nothing contained in this Agreement shall be deemed or construed by the Parties, or any other third party, to create the relationship of partnership, agency, or joint venture or an association for profit between or among CALYPSO and NET CASH, it being understood and agreed that neither the method of computing compensation nor any other provision contained herein shall be deemed to create any relationship between the Parties other than the relationship of independent parties contracting for services. Except as expressly provided in the Agreement, neither Party has, nor held itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.

12.5      No Contractual Relationship With or Duty to Customers or Agents

NET CASH acknowledges that notwithstanding that CALYPSO may have direct contact with Customers and Agents of NET CASH in the course of providing the ATM Monitoring Services and ATM Access & Processing Services, CALYPSO does so only as a contracted service provider for NET CASH pursuant to this Agreement and that CALYPSO has no direct contractual relationship with the Customers and Agents and shall have no liability to the Customers or Agents in respect of any of the contracts that may be entered into from time to time between NET CASH and the Agents and Customers.

12.6      Notice Provisions

Any notice required to be given by either Party to the other must be in writing, and must be delivered by hand delivery, courier, mail, telecopy, email, or other means of electronic communication to the respective address (or telecopy number or email address) as set out below. Any such notice will be deemed to have been delivered:

(a)	on the date of hand delivery or courier, if delivered personally or by courier;

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(b)	5 business Days after delivery thereof if delivered by regular mall (it mailed within Canada); or

(c)	twenty-four (24) hours after delivery thereof If delivered by telecopy or email (utilizing the internal small or any Internal email service established as pert of the System Switch).

Any notice of change of address or facsimile number may be given in the same manner.

For CALYPSO,	For NET CASH

Suite 910, 909 -11th Avenue SW	Suite 497,1027 Davis Street
Calgary, Alberta TZR 1L7	Vancouver, SC V6E 4L2
Fox: (403) 263-9957	Fax: (804) 642-2633
Email: ATMAdmin®Calypsocanada.com	Email: ##CUSTOMEREMAIL##

12.7      Governing Law

This Agreement shall be construed in accordance with and be governed by the laws of the Province of Alberta end the laws of Canada applicable therein.

12.8      Entire Agreement

This Agreement constitutes the entire agreement between NET CASH and CALYPSO with respect to the matters addressed In this Agreement and supersedes all prior agreements.

IN WITNESS WHEREOF the following companies have caused this Agreement to be executed by its duly authorized officers.

CALYPSO CANADA	NET CASH SERV1CES INC.

/s/ Gloria Doucet for	/s/ Mohamed Verjec
Name: Doug Epp	Name: Mohamed Verjec
Title: General Manager	Title: Chief Executive Officer

Gloria Doucet	Mohamed Verjec
Name:	Name:
Title: Manager of Services	Title: Secretary

Net+Cash+V1.0	Page 22 of 41

THIS AND THE FOLLOWING PAGE COMPRISE SCHEDULE "A" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1ST, 2003 BETWEEN CALYPSO CANADA LTD. AND NET CASH SERVICES INC.

DEFINITIONS

(a)	"ATM Access & Processing Services" means the following services:

(i)
providing a connection into the Network through a Connection Service Provider for the purpose of using the Interac SCD Service to facilitate the completion of cash withdrawals from Contracted ATMs by Cardholders in accordance with Interac Rules as reasonably interpreted by CALYPSO;

(ii)
providing a connection into the International Networks (as selected by agreement between Connection Service Provider and CALYPSO) through a Connection Service Provider for the purpose of using the international shared cash dispensing services to facilitate the completion of cash withdrawals from Contracted ATMs by Cardholders in accordance with International Network Rules as reasonably interpreted by CALYPSO;

(iii)
configuring, to the extent permitted by applicable Interac Rules and International Network Rules, as part of the software set up for a particular Contracted ATM, the settings and protocols to cause Surcharge Fees to be collected;

(iv)
collecting all Vault Cash Reimbursements, Interchange Fees, International Interchange Fees and Surcharge Fees and, subject to the rights of CALYPSO to collect the CALYPSO Fees from such funds, to pay such funds to NET CASH (or to its Agents and Customers as directed by NET CASH) by electronic funds transfer, pursuant to the Contracted ATM Setting Parameters within 1 Business Day of receipt;

	(v)	providing all required reports required by the Contracted ATM Setting Parameters, as well as reports setting out historical information pertaining to the operation of the Contracted ATMs;

(vi)
providing general communications network support for the operation of and connections between the phone line dial-up modems and CDPD communication devices forming part of Contracted ATMs and the telecommunications service provider's networks (for greater certainty, contracting with and paying for the phone and other charges of the telecommunication service providers is not CALYPSO's responsibility);

	(vii)	communicating with Card Issuers and Cardholders with a view to reconciling outage and disputed transactions related to Contracted ATMs;

	(viii)	maintaining and, if necessary, implementing a disaster recovery plan, to provide back up methods for access to the Network and International

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Networks in the event of an extended disaster or outage shutting down the Switch System; and

(ix)	maintaining and, if necessary, implementing procedures for the reconnection/recovery of Contracted ATMs that lose connection with the Switch System.

excluding, however, any services that fall within the definition of "ATM Monitoring Services".

(b)
"ATM Device" means any automated bank machine on the list of brands and models of ATM devices prepared by CALYPSO, from time to time, as compliant with (i) Interac Rules for use on the Network, (ii) International Network Rules for use on the International Networks and (iii) the technical requirements of the System Switch.

(c)	"ATM Monitoring Services" means the following services:

(i)
the electronic capture of alarm conditions generated from a Contracted ATM and distribution of messages concerning these conditions (via email or other means) to specific addresses identified by NET CASH;

(ii)	host and manage Triton Connect TM which is a PC (Client) based software that allows for the remote management and monitoring of Triton brand ATM Devices.

(d)	"Access Card" means a magnetic card permitted to be used to access/communicate through the Network or an International Network through an ATM Device.

(e)
"Agent" means any person under contract or agreement with NET CASH to provide services to NET CASH in the operation of Contracted ATM including, without limitation, a cash transporter, Cash Suppliers, an ATM Device vendor, an installation provider and a service provider.

(f)
"Agreement" means this agreement together with all schedules, exhibits, addenda, attachments and other agreements now and hereafter annexed hereto or incorporated herein by reference as it or they may be amended, supplemented, replaced, re-stated or otherwise modified from time to time.

(g)
"Applicable Laws" means, with respect to any Person, property, transaction, event, or other matter, any law, rule, statute, regulation, order, common law rule, judgment, decree, treaty, directive of a governmental or other regulatory body, or other requirement having the force of law relating or applicable to such Person, property, transaction, event, or other matter.

(h)	"Authorized Transaction" means a cash dispensing transaction requested through a Contracted ATM and approved by the Card Issuer.

(i)	"Business Day" means any day on which chartered banks are generally open to the public for the conduct of business both Calgary, Alberta and Vancounver,

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British Columbia but does not include any Saturday or Sunday or any statutory or civic holiday observed by such institutions in either Vancouver, British Columbia or Calgary, Alberta.

(j)	"CALYPSO Fees" means the fees set out in Schedule "C".

(k)	"Card Issuer" means the Person that issued the Access Card to a Cardholder.

(I)	"Cardholder" means any Person using an Access Card.

(m)	"Cash Supplier" means an Agent under contract or agreement with NET CASH, or a third party Person under contract with NET CASH, which supplies cash to a Contracted ATM.

(n)	"CDPD" means a Cellular Digital Packet Data wireless communication system allowing ATM Devices to be connected to the Switch System;

(o)	"Change Fees" means the fees charged by CALYPSO to change any of the Contracted ATM Setting Parameters after a Contracted ATM has already been set up and connected to the Switch System.

(r)
"Confidential Material" means all plans, specifications, drawings, sketches, models, samples, data, computer programs, documentation, and other technical and business information, in written, graphic or other form, relating to CALYPSO's or NET CASH's general business plans and products.

(s)
"Connection Service Provider" means the Person contracted by CALYPSO to provide direct connect switch access to the Network and International Networks for a Contracted ATM, currently being Moneris but which may become CALYPSO if CALYPSO becomes a direct connect member of Interac in the future.

(t)	"Contracted ATM" means an ATM Device owned or leased by NET CASH or a Customer, which is connected to the Switch System.

(u)	"Contracted ATM Setting Parameters" means the following parameters for a particular Contracted ATM:

(i)
the physical location, including location address, of the Contracted ATM, including, if required by CALYPSO, a sketch of the location on the floor plan of the premises where the machine is to be located;

(ii)	for each Interac SCD Service (provided through Interac) carried out using the Contracted ATM, the amount of the Surcharge Fee;

(iii)	for each cash withdrawal carried out using an International Network, the amount of the Surcharge Fee, if any (currently the International Network rules do not permit Surcharge Fees);

(iv)	directions to pay (i.e. direct deposit instructions) for all proceeds received by the Connection Service Provider from Card Issuers (or their agents) in

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respect of Authorized Transactions to replenish/compensate for cash dispensed by the Contracted ATM;

(v)
directions to pay (i.e. direct deposit instructions) for all proceeds received by the Connection Service Provider from Card Issuers (or their Agents) in respect of the Interchange Fees and International Interchange Fees paid in respect of transactions carried out using the Contracted ATM;

(vi)
directions to pay (i.e. direct deposit instructions) for all proceeds received by the Connection Service Provider from Card Issuers (or their Agents) in respect of the Surcharge Fees paid in respect of transactions carried out using the Contracted ATM;

(vii)	whether or not ATM Monitoring Services are to be supplied in respect of the Contracted ATM;

(viii)
specifications (including types of data to be included, recipients of reports, methods (i.e. e-mail, fax, mail, etc.) of delivery of such reports and frequency/timing of such reports) for delivery of information regarding transactions carried out using the Contracted ATM. Unless otherwise specifically designated to the contrary, the reporting requirements set out in Schedule "E" shall be deemed to be included in the parameters for all Contracted ATMs;

(ix)
specifications for delivery of exception reports (i.e. reports regarding special error messages or problems encountered) regarding the Contracted ATM. Unless otherwise specifically designated to the contrary, the reporting requirements set out in Schedule "E" shall be deemed to be included in the parameters for all Contracted ATMs;

(x)
the method of telecommunication link (i.e. currently either dial up modem or CDPD) between the Contracted ATM and the Switch System and the specifications of the communication equipment proposed to be used by NET CASH;

(xi)
the name, address and contact telephone numbers (both during and outside business hours) for the Person who occupies or has custody over the location where the Contracted ATM is located (including, where applicable, any security guards);

(xii)	the serial number and any other identifying characteristic of the machine proposed to be used as the Contracted ATM; and

(xiii)
if the particular ATM Device is a used or refurbished ATM Device, the date of the manufacturer's letter (not more than 90 days old) certifying that the ATM Device continues to meet original specifications for that make and model, or if upgraded components have been installed, the specifications of the upgraded components.

(v)	"Customer" means for those Contracted ATMs not operated directly by NET CASH, the end operator of the Contracted ATM (whether owned or leased by

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such end operator) who has contracted with NET CASH to provide various services with respect to such Contracted ATM to the end operator.

(x)	"Declined Transaction" means a cash dispensing transaction requested through a Contracted ATM but declined by the Card Issuer.

(y)	"Effective Date" means the date first written above.

(z)	"GST" means federal goods and services tax and, if applicable, provincial sales tax.

(aa)	"Initial Term" has the meaning attributed to it in Section 8.1.

(aa)	"Interac" means the Interac Association, an unincorporated organization with head offices located as of January 2000 at Suite 1905, 121 King Street West, Toronto, Ontario, M5H 3T9.

(bb)
"Interac Rules" means the articles of association, by-laws, regulations, board directions, and policy instruments of Interac and any guidelines (including "best practices" type guidelines) or requirements of Interac regarding the Interac SCD Service and the activities of Interac members and ATM Devices connected to the Network.

(cc)	"Interac SCD Service" means the service designated "Interac Shared Cash Dispensing" by Interac.

(dd)
"Interchange Fee" means the Interac regulated fee paid to the Connection Service Provider by Card Issuers on the Network in respect of a cash dispensing transaction on the Network ordered through or originating from a Contracted ATM, the current amount of which is set out in Schedule "D".

(ee)
"International Interchange Fee" means the fee paid to the Connection Service Provider by the operators of an International Network in respect of a cash dispensing transaction on the International Network ordered through or originating from a Contracted ATM.

(ff)
"International Network" means any international shared cash dispensing network to which access can be obtained from a Contracted ATM (through the Switch System and ultimately through the Connection Service Provider) currently including:

(i)	the Cirrus ATM Network operated by Cirrus System Incorporated, a wholly owned subsidiary of Mastercard International Incorporated.

(gg)
"International Network Rules" means the membership rules and regulations of any International Network and any published guidelines (including "best practices" type guidelines) or requirements of such International Network regarding the shared cash dispensing service of such International Network and the activities of members of such International Network and ATM Devices connected to the International Network.

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THIS PAGE COMPRISES SCHEDULE "B" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1ST, 2002 BETWEEN CALYPSO CANADA AND NET CASH

CURRENTLY CERTIFIED ATM DEVICES FOR USE ON CALYPSO'S SWITCH SYSTEM

1	.	TRITON 9640/50
Version 4 French Canadian
Load File UD010026.14
Program UA-9900.31
Table UT-9901.10
EPROM SD02.03

2	.	TRITON 9600 CDPD
Version 4 French Canadian CDPD
Load File SD010038.17
Program SA-9918.00
Table ST-9906.06
EPROM SD02.03

3	.	TRITON 9600 DIALUP
Version 4 French Canadian
Load File SDO10014.36
Program SA-9919.06
Table ST-9919.06
EPROM SD02.04

4	.	TRITON MAKO DIALUP
Version 4 French Canadian
Load File ND990014.09
Program NA-9900.11
Table NT-0003.04
Eprom N001.04

5	.	TRITON 9700 DIALUP
Version 4 French Canadian
Load File Zat-0100.14
Program ZA-9900.14
Table ZT-9719.04
Eprom ZDO1.11 B41

The list of certified automated banking machines may be revised by CALYPSO as ATM Devices with new combinations of hardware and software are certified for use on the Network and the currently available International Networks pursuant to this Agreement. If the standards for connection to the Network or International Networks change then it is possible that machine types may be deleted from the list and cease to qualify as "certified" for the purposes of this Agreement.

Net+Cash+V1.0	Page 28 of 41

(hh)	"Network" means the Interac SCD Service network operated by Interac.

(ii)	"Party" means a party to this Agreement.

(jj)
"Person" means any individual, corporation, body corporate, partnership, limited liability company, limited liability partnership, joint venture, trustee or trust, government or agency thereof, unincorporated association, or any other entity and pronouns have a similar extended meaning.

(kk)
"Prime Rate" means an annual rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of Bank of Montreal as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada and designated as the prime rate of such bank.

(II)	"Renewal Period" has the meaning attributed to in Section 8.2;

(mm)
"Settlement Agent" means Bank of Montreal (i.e. the Canadian financial institution currently nominated by the Connection Service Provider and CALYPSO to settle funds received in respect of Authorized Transactions), or such other Canadian financial institution which is a direct connector member of Interac, is a member of the Canadian Payment Association, and qualifies to settle electronic payments through the Automated Clearing and Settlement System, as is designated by CALYPSO as Settlement Agent under this Agreement (on notice to NET CASH).

(nn)	"Moneris" means Moneris Solutions Corporation

(oo)	"Surcharge Fees" means any amount over the Interchange Fee charged to Cardholders for using a Contracted ATM which amount shall be set by NET CASH for each Contracted ATM.

(pp)	"Switch System" means the hardware and software operated by CALYPSO for the purposes of connecting a network of ATM Devices to the Network and to any applicable International Networks.

(qq)
"Taxes" mean any and all present and future taxes of any kind or nature whatsoever including, without limitation, levies, imports, transfer taxes, stamp taxes, documentary taxes, royalties, duties, value-added taxes (including without limitation all taxes, interest, penalties and fines imposed under the Excise Tax Act (Canada) and the regulations made thereunder), sales tax, business transfer taxes, excise taxes, property taxes, government fees and other federal, provincial, regional, municipal or local taxes and all fees deductions, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld, or assessed by any authority of or within any jurisdiction whatsoever having the power to tax, together with penalties, fines, additions to tax and interest thereon.

(rr)	"Term" means the period from the effective date of this Agreement until the earlier of: (i) the end of the later of the Initial Term and, if applicable, the last of

Net+Cash+V1.0	Page 29 of 41

any Renewal Periods as provided for in Section 8.2; and (ii) the date of any termination pursuant to Section 8.4.

(ss)
"Trademarks" means (i) the trademarks owned by Interac Inc. and licenced for use in connection with the Interac SCD Service; and (ii) the trademarks licenced for use in connection with any International Network; and (iii) any trademarks owned by CALYPSO or any Connection Service Provider.

(ft)	"Vault Cash Reimbursement" means a payment received by the Connection Service Provider as reimbursement for cash dispensed by a Contracted ATM.

Net+Cash+V1.0	Page 30 of 41

THIS AND THE FOLLOWING PAGE COMPRISE SCHEDULE "C" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1ST, 2002 BETWEEN CALYPSO CANADA AND NET CASH

CALYPSO FEES & NET CASH VOLUME COMMITMENT

1.        SCD TRANSACTION PROCESSING FEE & TRANSACTION VOLUME COMMITMENT

The SCD transaction fee set out below shall remain fixed for sixty months from Effective Date and are processing of for authorized and declined Interac Network and International Network Transactions. This fee includes all processing and network communication costs. This fee will be netted daily against daily Interchange Fees and International Interchange Fees as indicated in Schedule "D".

Monthly Volume Commitment expressed in	400 transaction per ATM
Authorized Transactions per month:

Calypso SCD Transaction Fee per Authorized	$0.16
Transaction:

Calypso SCD Transaction Fee per Declined	$0.16
Transaction:

2.	INTERAC TRANSACTION FEE

NET CASH commits to paying the present INTERAC transaction fees that are assessed monthly by Canadian INTERAC Association. These fees will be billed out to NET CASH on a monthly basis for all applicable INTERAC Authorized and Declined transactions originating from NET CASH CONTRACTED ATMS. CALYPSO will provide NET CASH with 5 Business Days notice of any change in the INTERAC TRANSACTION FEE.

3.

ATM SETUP FEE

ATM Setup Fee (One Time): $30.00 per Contracted ATM

This fee will be charged on initial setup of a new ATM Device, or on moves, relocations or substantial component changes of an existing Contracted ATM. This fee will be invoiced upon ATM Device setup.

4.	ATM MONTHLY CONNECTION AND MONITORING FEE DIALUP ATM Connection and Monitoring: $25.00 per Contracted ATM per month CDPD ATM Connection and Monitoring Fee:$25.00 per Contracted ATM per month

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This fee will be charged monthly for connecting a Contracted ATM to the Switch System, receiving Postilion ATM Monitoring Service, and having access to Calypso's Web Reporting and Web Monitoring services.

5.

ATM MONTHLY EMAIL ALERT MONITORING FEE

ATM Email Alert Monitoring         $25.00 per each Customer Email Address per month

This fee will be charged monthly for each customer who wishes to receive INSTANT EMAIL ALERT MESSAGES. These messages will notify the customer of any event that has caused an error condition at their ATM. Multiple ATMs can be set up under a single Email Address.

NET CASH shall be entitled to activate two (2) EMAIL Addresses and will receive INSTANT EMAIL ALERTS at no extra charge.

6.	NET CASH WEB ACCESS WEB ACCESS User Ids: $300.00 per User ID per year.

This fee will be charged annually beginning on January 1st, 2003 for each NET CASH User Id already setup. Each new subsequent User ID will be charged $300.00 at the time of setup.

7.	DAILY SETTLEMENT TO ADDITIONAL BANK ACCOUNTS/CHANGES TO PAYMENT INSTRUCTIONS

The ATM Access & Processing Services include as part of the other fees charged, next business day settlement for all Canadian Chartered Banks:

(a)
Daily settlement of Vault Cash Reimbursement, Interchange Fees, International Interchange Fees, and Surcharge Fees will be completed at no additional charge to NET CASH for up to three different bank accounts per Contracted ATM (i.e. the Contracted ATM Setting Parameters may specify up to 3 bank accounts per Contracted ATM to which portions of such fees are to directed after collection by Connection Service Provider). A monthly fee will be charged for each additional bank account per ATM that is included as a payee pursuant to the Contracted ATM Setting Parameters.

Additional Bank Accounts $15.00 per ATM per month

(b)
For each Contracted ATM, NET CASH will be allowed to make one free Surcharge, Bank Account and Address change per year. For each additional NET CASH change request made in the same year, the following change fees will be applied:

Additional changes to ATM Setting Parameters per Contracted ATM:
Surcharge Change: $25.00 per ATM
Bank Account Change: $25.00 per ATM
Address Change: $25.00 per ATM

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8.	CDPD FEES

The following fees are applicable for additional services that NET CASH may require:

(a)	Wireless CDPD Connection Fees	$45.90 per month plus applicable taxes
for 2000 transactions or less per month.
Note: Higher transaction volume plans are available
(b)	CDPD Regulatory Charges per Unit	$2.95 per ATM
(c)	CDPD Activation Fee:	$60.00 per ATM
(d)	Modem Location Change Fee:	$25.00 per change

9.	OTHER APPLICABLE FEES

(a)	Hard Copy print and faxing	$0.10 per page

(b)	Triton Connect Monitoring and Journal Clearing:	$35.00 per ATM/month

(c)	Ad screen and logo graphic downloads	$75.00 per hour

(d)	Customized report programming	$75.00 per hour

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(e)	THIS PAGE COMPRISES SCHEDULE "D" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1ST, 2002 BETWEEN CALYPSO CANADA AND NET CASH

CURRENT INTERCHANGE FEES

As of the date of this Agreement, the interchange fees paid to transaction "acquirers" in the Network and the currently available International Networks are as follows:

Canadian Interac Interchange Fees	$0.009643 Cdn(a)

Domestic Cirrus Interchange Fees	$0.45 US(a)(b)

International Cirrus Interchange Fees	$2.20 US(a)(b)

(f)	The CALYPSO Fees calculated on a per transaction basis will be netted daily against these Interchange Fees and will be directed to CALYPSO in payment of such obligation.

(g)
These fees will be converted daily at a Canadian Dollar Exchange Rate set by the Connection Service Provider (typically using information provided by the Settlement Agent). This rate will be posted and available daily.

Net+Cash+V1.0	Page 34 of 41

THIS PAGE COMPRISES SCHEDULE "E" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1ST, 2002 BETWEEN CALYPSO CANADA AND NET CASH

TRANSACTION REPORTS

All reporting will be delivered via electronic media in a format and file type from a list of formats which CALYPSO is able to generate and that is acceptable to the Customer and the daily cut off for information reporting will be based on a 9:00 a.m. Mountain Standard time zone closing period.

The reports to be delivered as part of the ATM Access & Processing Services shall include the following:

(a)	Current ATM Information

(b)	Shareholder's Report

(c)	Other ATM Transaction Activity, Settlement and ATM Management Reports as specifically agreed between Calypso and Net Cash

Net+Cash+V1.0	Page 35 of 41

THIS AND THE FOLLOWING TWO PAGES COMPRISE SCHEDULE "F" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1ST, 2002 BETWEEN CALYPSO CANADA AND NET CASH

PROCEDURES FOR HANDLING MASTER ENCRYPTION KEYS

PLAIN TEXT

THE FOLLOWING ARE THE REQUIRED PROCEDURES FOR DISTRIBUTING, MANAGING AND INPUT OF PLAIN-TEXT FORMAT ATM TERMINAL MASTER ENCRYPTION KEYS.

Distribution of the Plain Text Master Key Information to NET CASH

NET CASH will email CALYPSO when CALYPSO requires additional ATM Terminal Master Keys (a maximum of 5 pairs of ATM Master Key Components can be retained at NET CASH due to security requirements).

NET CASH will designate a separate individual to be Key Custodian A and a second individual to be Key Custodian B. NET CASH will also designate backups for Key Custodian A and Key Custodian B. NET CASH will advise CALYPSO via email with the names of each Key Custodian.

When requested, CALYPSO will package the ATM Master Key Part A and Part B components in separate envelopes and courier them to the attention of the Key Custodians that are designated by NET CASH. These envelopes will make no references to contents and will be labelled: "Private & Confidential To be opened only by the addressee".

Upon receiving the Master Key component envelopes, each Key Custodian will confirm through email to CALYPSO that the Key Custodian has received the envelopes. If the envelopes are not received within 48 hours, CALYPSO will take action to locate the component envelopes. If necessary, the cryptograms associated with these missing envelopes will be deleted from the Switch System.

Management of ATM Master Keys at NET CASH

The Key Custodians will receive the Master Key components and ensure that the envelopes are securely stored, and are under dual control (ie. stored in separate locations with each Key Custodian only having access to one of the Master Key components), prior to using these Master Keys to activate an ATM Device.

Entry of Key Components into an ATM Device

When it is not practical or feasible for the designated Key Custodians to key their respective Key Parts into the ATM Device the Key Custodian will re-assign this responsibility to two new separate individuals who will assume all responsibilities for securely keying the Key Part A and Key Part B into the ATM Device. NET CASH will notify CALYPSO via email of any reassignment of ATM Terminal Master Key Custodian duties.

Net+Cash+V1.0	Page 36 of 41

The Key Custodians will notify CALYPSO via phone or email of the time and date that the Key Custodians plan to enter the Master Key Components into an ATM Device and activate the ATM Device.

When inputting these Master Key Components into an ATM Device, NET CASH will ensure that Key Part A and Key Part B will be keyed by the designated Key Custodians into the ATM.

NET CASH's Key Custodians will verify that the Master Key has been successfully inputted by comparing the Check Digit that appears on the ATM Device Terminal Screen with the Check Digit that is displayed on the Master Key Part A and Part B.

NET CASH will notify CALYPSO via phone that NET CASH has successfully entered the Master Key and downloaded the Master Key to Postilion. CALYPSO will verify this by monitoring the status of the ATM in Postilion and will record the successful activation of the ATM Device in the Master Key Log.

The Key Custodians will then complete section B of the ATM Terminal Master Key form and sign it. The Key Custodians will enclose this form in the provided pre-paid return envelopes and return mail these envelopes to CALYPSO within 10 working days of activating the ATM Device.

ENCRYPTED TEXT ON DISK

THE FOLLOWING ARE THE REQUIRED PROCEDURES FOR DISTRIBUTING, MANAGING AND INPUT OF ENCRYPTED FORMAT ATM TERMINAL MASTER ENCRYPTION KEYS.

Distribution of Encrypted Master Key Diskettes to NET CASH

NET CASH will email CALYPSO when they require additional ATM Terminal Master Keys (a maximum of 5 ATM Key Master Key Diskettes can be retained at NET CASH due to security requirements).

NET CASH will designate an individual to be ATM Terminal Key Custodian. NET CASH will advise CALYPSO via email with the name of this Key Custodian.

When requested CALYPSO will package the Encrypted Master Key Disks into an envelope and courier this to the attention of the Key Custodian that is designated by NET CASH. This envelope will make no references to contents and will be labelled: "Private & Confidential To be opened only by the addressee".

Upon receiving the Master Key envelope, the Key Custodian will confirm through email to CALYPSO that the Key Custodian has received the envelope. If the envelope is not received within 48 hours, CALYPSO will take action to locate the envelope. If necessary, the cryptograms associated with the missing envelope will be deleted from the Switch System.

Manaqement of ATM Terminal Keys at NET CASH

The Key Custodian will receive the Master Key and ensure that the Master Key Disks are securely stored prior to using these Master Keys to activate an ATM Device.

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Injection of Encrypted Master Key Disks into an ATM Device

When it is not practical or feasible for the designated Key Custodian to inject the Master Key into the ATM Device the Key Custodian will re-assign this responsibility to another individual who will assume all responsibilities for securely injecting the Master Key into the ATM Device. NET CASH will notify CALYPSO via email of any re-assignment of ATM Terminal Key Custodian duties.

The Key Custodian will notify CALYPSO via phone or email of the time and date that Key Custodian plans to inject the Master Key Disk into an ATM Device and activate the ATM.

The Master Key Disk will be injected via pc laptop into the ATM Device by the Key Custodian using the following procedures:

1	.	Connect Laptop to ATM Device parallel port
2	.	Under ATM Management Options select "INJECT MASTER KEY"
3	.	Load Encrypted Master Key Disk into Laptop Floppy Drive A
4	.	Double click Master Key Injection icon displayed on Laptop
5	.	On Laptop, under FILE select LOAD keys
6	.	Double click INJECT KEYS button
7	.	Verify the Master Key CHECK DIGIT displayed on the Laptop with the Master Key CHECK DIGIT displayed on the ATM screen.
8	.	Disconnect the Laptop from the ATM
9	.	Select and press DOWNLOAD WORKING KEY on the ATM
10	.
View screen message - if the ATM screen reads WORKING KEY DOWNLOADED SUCCESSFULLY indicates that the ATM is activated and ready to accept live transactions. If the screen message reads WORKING KEY NOT DOWNLOADED call CALYPSO to verify ATM configuration parameters.

NET CASH will notify CALYPSO via phone that NET CASH has successfully injected the Master Key Disk and downloaded the Master Key to Postilion. CALYPSO will verify this by monitoring the status of the ATM in Postilion and will record the successful activation of the ATM Device in the Master Key Log.

NET CASH must notify CALYPSO within 10 working days that they plan to store these Master Key Disks in a secure vault location, destroy the Master Key Disks, or return them to CALYPSO after they have been used.

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THIS AND THE FOLLOWING PAGE COMPRISE SCHEDULE "G" ATTACHED TO AND FORMING PART OF THE AUTOMATIC BANK MACHINE TRANSACTION PROCESSING AGREEMENT MADE AS OF NOVEMBER 1 ST, 2002 BETWEEN CALYPSO CANADA AND NET CASH

CONTRACTED ATM SECURITY REPORT

Summary

A Contracted ATM Security Report is produced from time to time, based on input from NET CASH.

The report provides details of any damage, theft or tampering to a Contracted ATM that may affect Interac clients or cards. This information is required for security reporting that must be submitted to Interac, in the event of any incident that could breach Interac Network security.

NET CASH shall report the following incidents:

1.	Theft or attempted theft of a Contracted ATM.

2.	Damage to a Contracted ATM that may trap or have trapped a client card

3.	Access or attempt to access a Contracted ATM electronics to dispense cash or obtain machine recordsCALYPSO to verify

4.	Cameras or mirrors that may record client PIN entries to a Contracted ATM.

Procedure

Responsibility		Action
NET CASH	1.
NET CASH or one of NET CASH's Customer reports loss, damage or tampering - either real or suspected - to CALYPSO using form A below. Send immediately via email to CALYPSO at ATMAdmin@calypsocanada.com or by telecopier at (403)263-9957, attention ATM Administration.

The email and telecopier destination may be changed byCALYPSO from time to time on notice to NET CASH.

CALYPSO Customer Service Representative ("CCSR")	2. 3.
Receive report, log in incident file (electronic database) and evaluate circumstances.

If incident has direct or likely impact on Interac member cards or information CALYPSO will notify Connection Service Provider, who will in turn advise Interac security.

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Responsibility		Action
4. 5.
After evaluating the situation CALYPSO may determine that the ATM Device must be disconnected immediately. The CCSR will initiate disconnection from the System Switch and the Network and will notify NET CASH as well as the Connection Service Provider.

If incident has no direct or likely impact on Interac member cards or information, CCSR records evaluation in incident file log report. All incidents will be compiled and forwarded to the Connection Service Provider Security & Investigations at each month end.

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Form A

ATM Device Theft, Damage or Tampering Report

Operator Name       _______________________________________________________________

Machine Code         _______________________________________________________________

Machine Location     _______________________________________________________________

Incident Date            _______________________________________________________________

Details (provide all pertinent information including date and time of damage/tampering discovery, person who made discovery, if police have been contacted, possible suspects, if video surveillance is available, etc.)

_________________________________________________________________________________

_________________________________________________________________________________

Net+Cash+V1.0	Page 41 of 41